Exhibit 99.1

Company Press Release

May 16, 2024	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2024 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 16-week first quarter ended April 20, 2024.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•
Sales increased 2.8% to a first-quarter record, $1.577 billion.
•
Net income increased 3.3% to $73.0 million, primarily due to moderating input costs and price increases implemented in the prior year, partly offset by higher selling, distribution, and administrative expenses. Adjusted net income(1) decreased 0.8% to $80.3 million.
•
Adjusted EBITDA(1) increased 5.5% to $159.4 million, representing 10.1% of sales, a 30-basis point increase.
•
Diluted EPS increased $0.01 to $0.34. Adjusted diluted EPS(1) was consistent with the prior year period at $0.38.

Chairman and CEO Remarks:

“Our solid first quarter results highlight the increasing effectiveness of our portfolio strategy and investments in marketing and innovation,” said Ryals McMullian, chairman and CEO of Flowers Foods. “Amid challenging market conditions, our brands continued to thrive, gaining market share as we outperformed the fresh packaged bread category. Even more impressively, we grew quarterly branded retail volumes for the first time since 2020. Initiatives to improve the profitability in away-from-home and private label are also taking hold, significantly expanding margins in those businesses.

“We are maintaining our 2024 outlook, which incorporates continued volume improvement while acknowledging the ongoing economic uncertainty and its potential impact on consumer behavior and the promotional environment. Our full-year results are also expected to benefit from an expansion of our savings initiatives and new business wins. Looking ahead, we remain focused on building continued momentum while capitalizing on more favorable trends in the bread category. We remain confident that our portfolio strategy will enable further progress and performance in line with our long-term financial targets.”

For the 52-week Fiscal 2024, the Company Expects:

•
Sales in the range of approximately $5.091 billion to $5.172 billion, representing 0.0% to 1.6% growth compared to the prior year.
•
Adjusted EBITDA(2) in the range of approximately $524 million to $553 million.
•
Adjusted diluted EPS(1) in the range of approximately $1.20 to $1.30.

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization in the range of $160 million to $165 million.
•
Net interest expense of approximately $22 million to $26 million.
•
An effective tax rate of approximately 25%.
•
Weighted average diluted share count for the year of approximately 213 million shares.
•
Capital expenditures in the range of $145 million to $155 million, with $3 million to $6 million related to the ERP upgrade, compared to prior guidance of $120 million to $130 million.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Net income per diluted common share	$0.34	$0.33
Business process improvement costs	0.01	0.02
Impairment of assets	0.01	—
Restructuring charges	NM	0.01
Restructuring-related implementation costs	NM	—
Acquisition-related costs	—	0.01
Adjusted net income per diluted common share	$0.38	$0.38

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated First Quarter Operating Highlights

Compared to the prior year first quarter where applicable

•
Sales increased 2.8% to $1.577 billion, a first-quarter record. Pricing/mix(3) increased 3.1%, volume(4) declined 0.8%, and the Papa Pita acquisition added 0.5%.
•
Branded Retail sales increased $34.4 million or 3.5% to $1.015 billion due to pricing actions taken in the prior year, improved mix from greater branded organic product sales, and the acquisition contribution. Pricing/mix(3) rose 2.6%, volume(4) increased 0.3%, and the Papa Pita acquisition added 0.6%.
•
Other sales increased $7.9 million or 1.4% to $561.9 million due to pricing actions taken in the prior year and the acquisition contribution, partially offset by volume declines related to business rationalizations. Pricing/mix(3) rose 3.3%, volume(4) declined 2.2%, and the Papa Pita acquisition added 0.3%.
▪
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 50.6% of sales, a 160-basis point decrease. These costs decreased as a percentage of sales due to prior year inflation-driven pricing actions and moderating ingredient and packaging costs, partially offset by higher labor costs.
•
Selling, distribution, and administrative (SD&A) expenses were 39.7% of sales, a 110-basis point increase. Increased labor and technology expenses were partly offset by lower distributor distribution fees as a percentage of sales. Excluding matters affecting comparability, adjusted SD&A expenses were 39.3% of sales, a 130-basis point increase, due to the factors listed above.
•
Restructuring charges were $0.6 million, or 0.0% of sales, compared to $4.2 million, or 0.3% of sales in the prior year quarter.
•
The company recognized impairments of $4.0 million that represented 0.3% of sales for a cost method investment.
•
Depreciation and amortization (D&A) expenses were $48.2 million or 3.1% of sales, a 20-basis point increase.
•
Net interest expense increased $1.7 million primarily due to higher average amounts of debt outstanding, increased interest rates on that debt, and relatively lower interest income.
•
Net income increased 3.3% to $73.0 million. Adjusted net income(1) decreased 0.8% to $80.3 million.
•
Adjusted EBITDA(1) increased 5.5% to $159.4 million, representing 10.1% of sales, a 30-basis point increase.

Cash Flow, Capital Allocation, and Capital Return

For the first quarter of fiscal 2024, cash flow from operating activities increased $47.2 million to $105.1 million, capital expenditures decreased $0.6 million to $33.3 million, and dividends paid to shareholders increased $2.0 million to $51.1 million. Cash and cash equivalents were $15.8 million at quarter end.

(1)
Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release. Earnings are net income. EBITDA and Adjusted EBITDA are reconciled to net income.
(2)
No reconciliation of the forecasted range for adjusted EBITDA to net income for the 52-week Fiscal 2024 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors.
(3)
Calculated as (current year period units X change in price per unit) / prior year period sales dollars

(4)
Calculated as (prior year period price per unit X change in units) / prior year period sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 5:00 p.m. (Eastern) on May 16, 2024. The pre-recorded remarks and webcast will be archived on the investors page of flowersfoods.com.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2023 sales of $5.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: InvestorRelations@flocorp.com

Media Contact: https://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 30, 2023 (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine and the conflict in the Middle East), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	April 20, 2024	December 30, 2023
Assets
Cash and cash equivalents	$15,818	$22,527
Other current assets	661,975	655,422
Property, plant and equipment, net	959,096	962,981
Right-of-use leases, net	294,539	276,864
Distributor notes receivable (1)	128,802	133,335
Other assets	41,014	40,286
Cost in excess of net tangible assets, net	1,327,922	1,335,538
Total assets	$3,429,166	$3,426,953
Liabilities and Stockholders’ Equity
Current liabilities	$564,631	$611,546
Long-term debt	1,043,543	1,048,144
Right-of-use lease liabilities (2)	305,190	284,501
Other liabilities	139,922	130,980
Stockholders’ equity	1,375,880	1,351,782
Total liabilities and stockholders’ equity	$3,429,166	$3,426,953

(1) Includes current portion of $10,611 and $9,764, respectively.

(2) Includes current portion of $57,763 and $47,606, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Sales	$1,576,818	$1,534,493
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	797,186	800,852
Selling, distribution, and administrative expenses	625,251	591,943
Restructuring charges	598	4,195
Impairment of assets	4,000	—
Depreciation and amortization expense	48,235	43,735
Income from operations	101,548	93,768
Other pension benefit	(158)	(83)
Interest expense, net	5,611	3,886
Income before income taxes	96,095	89,965
Income tax expense	23,052	19,255
Net income	$73,043	$70,710
Net income per diluted common share	$0.34	$0.33
Diluted weighted average shares outstanding	212,114	213,397

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Cash flows from operating activities:
Net income	$73,043	$70,710
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	78,221	62,975
Changes in assets and liabilities	(46,115)	(75,733)
Net cash provided by operating activities	105,149	57,952
Cash flows from investing activities:
Purchase of property, plant and equipment	(33,332)	(33,958)
Proceeds from sale of property, plant and equipment	60	96
Acquisition of business	—	(270,451)
Other	(2,655)	3,106
Net cash disbursed for investing activities	(35,927)	(301,207)
Cash flows from financing activities:
Dividends paid	(51,106)	(49,100)
Stock repurchases	(8,879)	(10,981)
Net change in debt borrowings	(5,000)	171,000
Payments on financing leases	(95)	(599)
Other	(10,851)	(4,479)
Net cash (disbursed for) provided by financing activities	(75,931)	105,841
Net decrease in cash and cash equivalents	(6,709)	(137,414)
Cash and cash equivalents at beginning of period	22,527	165,134
Cash and cash equivalents at end of period	$15,818	$27,720

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class

Sales by Sales Class	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023	$ Change	% Change
Branded Retail	$1,014,901	$980,479	$34,422	3.5%
Other	561,917	554,014	7,903	1.4%
Total Sales	$1,576,818	$1,534,493	$42,325	2.8%

Sales Bridge

For the 16-week period ended April 20, 2024	Branded Retail	Other	Total
Pricing/mix*	2.6%	3.3%	3.1%
Volume*	0.3%	(2.2)%	(0.8)%
Acquisition	0.6%	0.3%	0.5%
Total percentage point change in sales	3.5%	1.4%	2.8%

* Computations above are calculated as follows (the Total column is consolidated and is not adding the Branded Retail and Other columns):
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Net income per diluted common share	$0.34	$0.33
Business process improvement costs	0.01	0.02
Impairment of assets	0.01	—
Restructuring charges	NM	0.01
Restructuring-related implementation costs	NM	—
Acquisition-related costs	—	0.01
Adjusted net income per diluted common share	$0.38	$0.38
NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Sales	$1,576,818	$1,534,493
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	797,186	800,852
Gross margin excluding depreciation and amortization	779,632	733,641
Less depreciation and amortization for production activities	26,353	24,448
Gross margin	$753,279	$709,193
Depreciation and amortization for production activities	$26,353	$24,448
Depreciation and amortization for selling, distribution, and administrative activities	21,882	19,287
Total depreciation and amortization	$48,235	$43,735

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Selling, distribution, and administrative expenses (SD&A)	$625,251	$591,943
Business process improvement costs	(3,683)	(6,219)
Restructuring-related implementation costs	(1,344)	—
Acquisition-related costs	—	(3,223)
Adjusted SD&A	$620,224	$582,501

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Net income	$73,043	$70,710
Income tax expense	23,052	19,255
Interest expense, net	5,611	3,886
Depreciation and amortization	48,235	43,735
EBITDA	149,941	137,586
Other pension benefit	(158)	(83)
Business process improvement costs	3,683	6,219
Impairment of assets	4,000	—
Restructuring charges	598	4,195
Restructuring-related implementation costs	1,344	—
Acquisition-related costs	—	3,223
Adjusted EBITDA	$159,408	$151,140
Sales	$1,576,818	$1,534,493
Adjusted EBITDA margin	10.1%	9.8%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Income tax expense	$23,052	$19,255
Tax impact of:
Business process improvement costs	921	1,555
Impairment of assets	1,000	—
Restructuring charges	150	1,049
Restructuring-related implementation costs	336	—
Acquisition-related costs	—	806
Adjusted income tax expense	$25,459	$22,665

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 20, 2024	April 22, 2023
Net income	$73,043	$70,710
Business process improvement costs	2,762	4,664
Impairment of assets	3,000	—
Restructuring charges	448	3,146
Restructuring-related implementation costs	1,008	—
Acquisition-related costs	—	2,417
Adjusted net income	$80,261	$80,937

	Reconciliation of Earnings per Share - Full Year Fiscal 2024 Guidance
	Range Estimate
Net income per diluted common share	$1.16	to	$1.26
Business process improvement costs	0.01		0.01
Impairment of assets	0.01		0.01
Restructuring charges	NM		NM
Restructuring-related implementation costs	NM		NM
Adjusted net income per diluted common share	$1.20	to	$1.30
NM - not meaningful.
Certain amounts may not add due to rounding.